UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2025
SALARIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2450 Holcombe Blvd. Suite X Houston, TX		77021
(Address of principal executive offices)		(Zip Code)
(713) 913-5608
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SLRX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.02. Results of Operations and Financial Condition

On July 31, 2025, Salarius Pharmaceuticals, Inc. (“Salarius”) disclosed that, for the three-month period ended June 30, 2025, Salarius expects to report a net loss of approximately $900,000. As of June 30, 2025, Salarius had approximately $800,000 of cash and cash equivalents. Subsequent to June 30, 2025, Salarius issued approximately 5.5 million shares of its common stock pursuant to its existing “equity line of credit” for gross proceeds of approximately $3.8 million. As of July 30, 2025, Salarius estimates that it has approximately $4.5 million in cash and cash equivalents, a portion of which is expected to be used for general corporate and working capital purposes including outstanding trade payables.

These estimates of Salarius’ net loss and cash and cash equivalents are preliminary and subject to completion. As a result, this unaudited preliminary financial information reflects Salarius’ preliminary estimates with respect to such information, based on information currently available to management, and may vary from Salarius’ actual financial results and position as of June 30, 2025. Further, these preliminary estimates are not a comprehensive statement or estimate of Salarius’ financial results or financial condition as of and for the quarter ended June 30, 2025. The unaudited preliminary net loss and cash and cash equivalents included herein has been prepared by, and is the responsibility of, management. Salarius’ independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or completed its procedures with respect to such unaudited financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that Salarius or its independent registered public accounting firm may identify items that require Salarius to make adjustments to the financial information set forth above. These estimates should not be viewed as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not draw any conclusions based on the foregoing estimates and should not place undue reliance on these preliminary estimates. Salarius assumes no duty to update these preliminary estimates except as required by law.

Item 3.02 Unregistered Sales of Equity Securities.

In transactions from July 10, 2025 through July 30, 2025, Salarius issued and sold a total of 5.5 million shares of its common stock for gross proceeds of approximately $3.8 million pursuant to that certain Securities Purchase Agreement, dated December 12, 2024, by and between C/M Capital Master Fund, LP (the “Investor”) and Salarius (the “Purchase Agreement”), as previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2024. This issuance and sale was made following written notice delivered by the Company to Investor, directing Investor to purchase the shares. The offers and sales under the Purchase Agreement are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARIUS PHARMACEUTICALS, INC.

Date: July 31, 2025	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum Executive Vice President & Chief Financial Officer